                                                                   Exhibit 10.11



April 18, 1991

By DHL Express

Dr. Reinaldo Gomez
124 Woodbridge Circle
San Mateo, CA 94403

Dear Rey:

This letter, together with the attached Proprietary Information and Inventions Agreement and the Stock Option Agreement (together referred to as "Letters") sets forth the terms of your employment with Terrapin Technologies, Inc. ("Company").

1. Employment. You will be employed as President of the Company beginning May 1, 1991, or earlier if your schedule permits. At the next Board Meeting you will be nominated for the Board of Directors to serve until the next Annual Meeting of Shareholders, at which point the existing Board will stand for re-election.

2. Base Salary. Your initial base salary will be $185,000 per year, payable semi- monthly. When we have completed objective "D", referred to in paragraph 3 below, your base salary will be increased by the Board to bring you to the level that is consistent with the base salary paid by your present employer, i.e. a range of $210,000 to $215,000 per annum.

3. Bonus. You will be eligible for consideration for an annual bonus of up to $40,000 in stock grants, to be determined by the Board of Directors, based on your performance during the year. The principal, although not exclusive, factors and weighting which will be considered are as follows:


                              Objective                              Percent of
                                                                        Bonus

A.   Development of the GST assay described in the Business Plan         50%
     within the first year of your employment.

B.   Management of the laboratory within the total head counts and       20%
     amounts as agreed in the operating budget, to be finalized after your arrival.

C.   Expansion of the Science Advisory Board.  This expansion will       15%
     include the addition of world-leaders in the field of cancer research, and this objective will be met by the addition of at least one excellent oncologist to the Science Advisory
     Board within the first year of your employment.

                                       1.

D. Assisting the Board of Directors in raising capital. This 15% objective will be achieved if the Company is able to raise at least $4 million from all sources within one year from the date of your employment.

     These are the first year objectives, the bonus amount, and the proposed percentages to apply to the bonus. Prior to the beginning of the second and subsequent years, we will agree individual goals, objectives, the percentages, and the bonus objective amount for that year.

     The bonus will be paid in Common Stock of the Company. The value to be utilized for the stock will be the current market price at the time the bonus is due, and the bonus will be paid within 30 days after the end of the first anniversary of your employment. Achievement of an individual objective will provide a basis for consideration of a bonus, even though less than all objectives are met.

4. Stock Option. I will recommend to the Board at the next meeting that you be granted a Stock Option to purchase 250,000 shares of Common Stock of the Company at $1.50 per share. Each of the Board Members has informally indicated their willingness to approve this Option. That Option Agreement is attached to this Agreement and it sets forth the terms of the Stock Option Grant, the vesting schedule, and other particulars. Please separately execute both copies of that document, and return one to me.

5. Fringe Benefits. You will be entitled to all of the usual employee fringe benefits available at Terrapin including group insurance. The Company has a policy of paying the employee's cost of the insurance, with the employee paying one-half of the dependent coverage. A copy of the group insurance pamphlet is enclosed.

6. Proprietary Information and Inventions Agreement. You agree to abide by the terms and conditions of the Proprietary Information and Inventions Agreement which is attached to this letter and made a part hereof. Please separately execute that document.

7. Termination. You may terminate this agreement at any time upon 60 days prior notice to the Company. In that case all compensation and other benefits shall terminate as of the date of termination. The Company may terminate this agreement at any time upon 60 days prior notice for cause or for performance which is determined by the Company's Board of Directors to be unsatisfactory. If this agreement is terminated by the Company for cause or unsatisfactory performance, then (a) your base salary and group insurance as in effect at that time will be continued until the sooner of the expiration of four months from the date of termination or the date you accept other employment and (b) in the case of termination within the first 12 months of your employment with the Company, a portion of the stock option described in paragraph 4 above will automatically vest as of the date of termination, such portion to equal 50,000 shares if there has been a change of control of the Board during that 12 month period or 30,000 shares otherwise.

8. General. This Letter shall be governed by California law. If any provision of this Letter or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of the provisions of this Letter or the application of such provisions to situations or

                                       2.

circumstances other than those as to which it is invalid or unenforceable shall not be affected, and each provision of this Letter shall be valid and enforceable to the fullest extent permitted by applicable law. The parties agree to negotiate in good faith to substitute for any such invalid or unenforceable provision a valid and enforceable provision which most nearly effects the parties' original intent in entering into this Letter.

     Rey, we are all very enthusiastic about your joining Terrapin. I believe that it's one of the most important decisions we have made, and I look forward to working together.

     If you agree to the arrangement set forth in this Letter, please sign in the space provided below, and return one copy to me.

Very truly yours,

Terrapin Technologies, Inc.

By:  /s/ Jerrold L. Glick
   ----------------------------
    Jerrold L. Glick, Chairman

Accepted and agreed to:

/s/ Reinaldo Gomez
--------------------------------
Reinaldo Gomez, Ph.D.

                                       3.

             ADDENDUM TO EMPLOYMENT AGREEMENT OF REINALDO F. GOMEZ

     The employment agreement between Terrapin Technologies, Inc. ("the Company") and Reinaldo F. Gomez, Ph.D. is hereby amended as follows:

     "In the event that the employment of Dr. Gomez is terminated by the Company without cause, Dr. Gomez shall continue to receive, as severance, continued payment of his base salary and health care benefits for nine (9) months, or until such time as Dr. Gomez obtains other employment, whichever occurs first."

Terrapin Technologies, Inc.

/s/ Clifford Orent
-------------------------------

Dated:  March 4, 1997

Accepted and Agreed:

/s/ Reinaldo Gomez
-------------------------------
Reinaldo F. Gomez, Ph.D.

Dated:  March 4, 1997

                                       4.

                    SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

     The employment agreement between Telik, Inc. (the "Company") and Reinaldo Gomez, Ph.D, effective September 1, 1999 (the "Effective Date") is hereby amended as follows:

Paragraph 1 - Employment - You will have the title of Vice President, Corporate Alliances, with the duties and responsibilities customarily afforded such a position, and as more specifically set forth on Exhibit A.

Paragraph 2 - Base Salary - Your base salary, as of the Effective Date, shall be $12,500 per month, less payroll deductions and withholdings, payable in semi-monthly in arrears.

Paragraph 7 - Termination - shall be amended to read in its entirety as follows:

     "Term; Termination." This Agreement will automatically terminate on August 31, 2000 unless earlier terminated pursuant to the terms of this Agreement, but in no instance with less than three months' notice. This Agreement may be extended by mutual agreement of the parties. As an employee of the Company you may terminate your employment at any time for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Office of the Company.

     Paragraph 8 - General - shall be retitled Paragraph 9 and a new paragraph 8, entitled "Severance Benefits" shall be added to read as follows:

If your employment is terminated by the Company without cause, you will receive, as severance, continued payment of your base salary and health care benefits until August 31, 2000 or date which allows no less than three months from date of notice, or until such time as you obtain other employment, whichever occurs first. In the event of such termination, you will not be entitled to any additional compensation or benefits beyond what is provided in this paragraph. If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no severance benefits.
For purposes of this Agreement, "cause" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty;
(ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Company's Board of Directors demonstrates gross unfitness to serve. Physical or mental disability shall not constitute "cause". Except as expressly provided herein, you will not be entitled to any other compensation, severance, pay-in-lieu of notice or any other such compensation. This severance provision does not affect the "at-will" nature of your employment.


TELIK, INC.           /s/ Michael M. Wick
                      -----------------------------------   ------------------
                      Michael M. Wick, President and CEO    Date


Accepted and agreed:  /s/ Reinaldo Gomez
                      -----------------------------------   ------------------
                      Reinaldo Gomez, Ph.D.                 Date

                                      1.

                                   Exhibit A

                                Job Description

 .    Manage all established external partnerships and collaborations with U.S.
     and Japanese pharmaceutical companies.
 .    Guide the Director of Corporate Alliances in the management of product development activities.
 .    Participate in the negotiation of new business arrangements.
 .    Advise the Chairman and CEO on strategic business and scientific matters.
 .    Manage interactions with the Scientific Advisory Board and assist the
     Director of Corporate Alliances with the Clinical Advisory Board.

                                      2.